MIRATI THERAPEUTICS REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS AND RECENT CORPORATE UPDATES

SAN DIEGO - May 7, 2020 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results and a corporate update for the first quarter ended March 31, 2020.

“Despite the challenges many are facing related to the COVID-19 pandemic, we have continued to advance all of our clinical and preclinical programs. MRTX849, our selective KRAS G12C inhibitor program, is progressing according to plan including enrollment in the registration-enabling arm of the KRYSTAL Phase 1/2 clinical trial in patients with non-small cell lung cancer (NSCLC) receiving 2nd or 3rd line therapy. We have initiated combination trials of MRTX849 with pembrolizumab, cetuximab and TNO155,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer at Mirati Therapeutics. “Today, we are also pleased to report updated overall survival (OS) data for our sitravatinib program. Our on-going Phase 2 trial of sitravatinib in combination with nivolumab (MRTX-500), continues to demonstrate durable efficacy. Preliminary median OS of 18.1 months was observed for the subset of patients who received the combination as their 2nd or 3rd line of therapy, which is the same profile of patients currently enrolling in SAPPHIRE, our global, randomized Phase 3 clinical trial. We look forward to presenting additional data from the MRTX-500 trial at a future medical conference.”

RECENT CORPORATE UPDATES:

MRTX849 (KRAS G12C Inhibitor)

•
Enrollment is ongoing in the KRYSTAL clinical trial including the following arms: single-agent MRTX849 Phase 2 registrational arm as 2nd or 3rd line therapy in NSCLC as well as the combinations of MRTX849 with a PD-1 (pembrolizumab) in NSCLC and with an EGFR inhibitor (cetuximab) in colorectal cancer (CRC).

•	Began enrolling patients in the combination trial of MRTX849 with Novartis’ SHP2 inhibitor, TNO155, in 2nd or 3rd line NSCLC and CRC.

•
On March 17th, the Journal of Internal Medicine published a paper online “Targeting KRAS G12C mutant cancer with a mutation‐specific inhibitor” lead author on the manuscript was James G. Christensen, Ph.D., Executive Vice President and Chief Scientific Officer at Mirati Therapeutics.

•
On April 6th, the Journal of Medicinal Chemistry published a paper online, “Identification of the Clinical Development Candidate MRTX849, a Covalent KRAS G12C Inhibitor for the Treatment of Cancer” senior author on the manuscript was Matthew Marx, Ph.D., Vice President of Drug Discovery at Mirati Therapeutics.

Sitravatinib

•
Announcing updated preliminary data from MRTX-500, the Phase 2 clinical trial evaluating sitravatinib and nivolumab (OPDIVO®) in NSCLC patients who have documented disease progression on or after treatment with a checkpoint inhibitor (anti-PD-1/PD-L1 inhibitor). Patients in the prior clinical benefit (PCB) cohort experienced PCB on a checkpoint inhibitor as part of their last treatment regimen prior to enrollment. PCB is defined as either complete response (CR), partial response (PR) or stable disease (SD) for ≥12 weeks. The PCB cohort had been fully enrolled with 87 patients.

•	As of the data cut-off of January 30, 2020:

◦	Preliminary median OS of 15.6 months for the PCB cohort (n=87).

◦
Preliminary median OS of 18.1 months for the subset of PCB patients who received the combination as either 2nd or 3rd line of therapy after progressing on treatment with a checkpoint inhibitor (n=73), which is a patient cohort consistent with the inclusion criteria for the ongoing SAPPHIRE Phase 3 clinical trial.

◦	The combination has been well-tolerated and most adverse events (AEs) were Grade 1 or 2 and were similar to data presented previously.

Operational Updates

•	Ended the first quarter 2020 with $695.4 million in cash, cash equivalents, and short-term investments.

Financial Results for the First Quarter 2020

License and collaboration revenues earned for manufacturing and supply services under the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), dated January 7, 2018, were $0.3 million for the first quarter of 2020 and $1.2 million for the same period in 2019.

Research and development expenses for the first quarter of 2020 were $71.7 million, compared to $34.2 million for the same period in 2019. The increase in research and development expenses is due to an increase in expense associated with the development of MRTX849 and sitravatinib, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $11.8 million during the first quarter of 2020, compared to $5.2 million for the same period in 2019.

General and administrative expenses for the first quarter of 2020 were $18.0 million, compared to $9.8 million for the same period in 2019. The increase is due primarily to an increase in share-based compensation expense and, to a lesser extent, an increase in employee-related expense, professional services expense and facilities and insurance expense. The Company recognized general and administrative-related share-based compensation expenses of $9.7 million during the first quarter of 2020, compared to $6.0 million for the same period in 2019.

Net loss for the first quarter of 2020 was $86.7 million, or $2.02 per share basic and diluted, compared to net loss of $40.9 million, or $1.17 per share basic and diluted for the same period in 2019.

Cash, cash equivalents, and short-term investments were $695.4 million at March 31, 2020, compared to $415.1 million at December 31, 2019. In January 2020, we completed a public offering of common stock that provided net cash proceeds of $324.0 million.

About MRTX849

MRTX849 is an investigational, orally available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of non-small cell lung cancer (NSCLC) adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly identified, KRAS G12C-positive advanced solid tumors and in the first quarter of 2020, enrollment began in the registration enabling cohort in monotherapy NSCLC, colorectal cancer and pancreatic cancer.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. Sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combinations with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib in combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati is developing sitravatinib, designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This historically difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research in KRAS G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements,"

including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of preclinical and clinical trials, including without limitation the MRTX849 and sitravatinib clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2020 (unaudited)	December 31, 2019

Assets
Current assets
Cash, cash equivalents and short-term investments	$695,360	$415,050
Other current assets	9,456	9,357
Total current assets	704,816	424,407
Property and equipment, net	2,283	1,776
Other long-term assets	6,348	6,017
Total assets	$713,447	$432,200

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$55,450	$48,082
Deferred revenue and other current liabilities	597	824
Total current liabilities	56,047	48,906
Other long-term liabilities	1,174	999
Total liabilities	57,221	49,905

Shareholders’ equity	656,226	382,295

Total liabilities and shareholders’ equity	$713,447	$432,200

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Revenues
License and collaboration revenues	$267	$1,244
Total Revenue	267	1,244

Operating Expenses
Research and development	$71,708	$34,240
General and administrative	18,046	9,762
Total operating expenses	89,754	44,002

Loss from operations	(89,487)	(42,758)

Other income, net	2,832	1,846

Net loss	$(86,655)	$(40,912)

Unrealized gain (loss) on available-for-sale investments	(182)	158

Comprehensive loss	$(86,837)	$(40,754)

Basic and diluted net loss per share	$(2.02)	$(1.17)

Weighted average number of shares used in computing net loss per share, basic and diluted	42,887	34,980